EXHIBIT 11.1

                        HK SYSTEMS, INC. AND SUBSIDIARIES

                COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK

                 (In thousands, except share and per share data)



                                             Year Ended October 31,
                                        1995           1996          1997
   COMPUTATIONS FOR STATEMENTS
    OF INCOME:
   Primary earnings per share of
    common stock (average share
    outstanding):
    Net income before dividends
      on preferred stock                   $37         $3,427        $7,260
    Class B and D preferred
      stock dividends                   (1,131)        (1,312)       (1,419)
    Class B preferred stock
      dividends(1)                           -          1,120         1,120
                                      --------        -------       -------
      Net income (loss)
       applicable to common
       shareholders                    $(1,094)        $3,235        $6,961
                                     =========      =========     =========

    Average shares of common
      stock outstanding              2,764,083      3,015,360     3,015,360

    Incremental common shares
      applicable to common stock
      options                                -        322,928       460,728

    Incremental common shares
      applicable to Class B
      convertible preferred stock            -      5,600,000     5,600,000
                                     ---------      ---------     ---------
      Average common shares,
       adjusted                      2,764,083      8,938,288     9,076,088
                                     ---------      ---------     ---------
      Primary earnings per share
       of common stock (2)              $(0.40)         $0.36         $0.77
                                        ======         ======        ======

      Fully diluted earnings per
       share of Common Stock            $(0.40)         $0.36         $0.77
                                        ======         ======        ======


   (1) Class B preferred stock is a common stock equivalent and as such the dividends are added back to net income as these dividends would be available to common shareholders assuming the conversion of Class B preferred stock in all periods when the common stock equivalents are undilutive.

   (2) As the Company reported a net loss for the year ended October 31, 1995, the inclusion of stock options and Class B preferred stock in the earnings per share calculation for such period results in anti-dilution of the earnings per share calculation. As such, per share for such period is reported based on the weighted average number of common shares outstanding.